Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND
JEFFERSON, La.—(BUSINESS WIRE)—Dec. 22, 2006—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on January 30, 2007 to holders of record of Class A and Class B Common Stock as of the close of business on January 16, 2007.
Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 143 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.